Exhibit (i)

Dechert LLP Three Bryant Park 1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax

July 17, 2026

Innovator ETFs Trust

200 W. Front Street

Wheaton, Illinois 60187

Re:	Innovator ETFs Trust
File Nos. 333-146827 and 811-22135
Post-Effective Amendment No. 1889 to the Registration Statement on Form N-1A

Ladies and Gentlemen:

We have acted as counsel to Innovator ETFs Trust (the “Registrant”), a Delaware statutory trust, in connection with Post-Effective Amendment No. 1889 to the Registrant’s Registration Statement on Form N-1A (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), and Amendment No. 1890 under the Investment Company Act of 1940, as amended, relating to the issuance and sale by the Registrant of shares of Innovator Equity Dual Directional 10 Buffer ETF™ – August (“Shares”), a series of the Registrant.

This opinion is limited to the Delaware Statutory Trust Act statute, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion, and we are familiar with the Registrant’s Amended and Restated Agreement and Declaration of Trust (“Declaration of Trust”) and Amended and Restated By-Laws, each as amended to date. In addition, in rendering this opinion, insofar as it relates to the valid existence of the Registrant, we have relied solely on a certificate of the Secretary of State of the State of Delaware, dated as of July 17, 2026, and this opinion is limited accordingly and is rendered as of the date of such certificate.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; and (iii) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Registrant on which we have relied for the purposes of this opinion are true and correct.

July 17, 2026 Page 2

Based upon the foregoing, we are of the opinion that the Shares of the Series proposed to be sold pursuant to Post-Effective Amendment No. 1889 to the Registration Statement have been duly authorized for issuance and, when issued and delivered against payment therefor in accordance with the terms, conditions, requirements and procedures described in the Registration Statement, will be validly issued and, subject to the qualifications set forth in the Declaration of Trust, fully paid and non-assessable beneficial interests in such Series. In this regard, we note that, pursuant to Section 5 of Article IV of the Declaration of Trust, the Trustees have the power to cause any Shareholder to pay directly, in advance or arrears, an amount fixed from time to time by the Trustees or an officer of the Registrant for charges of the Registrant’s  custodian or transfer, dividend disbursing, shareholder servicing or similar agent which are not customarily charged generally to the Registrant, a Series or a Class, where such services are provided to such Shareholder individually, rather than to all Shareholders collectively, by setting off such amount due from such Shareholder from the amount of (i) declared but unpaid dividends or distributions owed such Shareholder, or (ii) proceeds from the redemption by the Registrant of Shares from such Shareholder pursuant to Article VI.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP